Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The PNC Financial Services Group, Inc. on Form S-4 of our report dated February 18, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets), appearing in the Annual Report on Form 10-K of The PNC Financial Services Group, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania August 10, 2004